Exhibit 99.1

89bio, Inc. Announces Agreement to be Acquired by Roche

– 89bio stockholders to receive up to $20.50 per share in cash, comprised of $14.50 per share in cash at closing and a non-tradeable contingent value right (CVR) to receive up to an aggregate of $6.00 per share in cash; transaction represents total equity value of up to approximately $3.5 billion –

– Transaction reflects pegozafermin’s potential best-in-disease profile for the treatment of moderate to severe metabolic dysfunction-associated steatohepatitis (MASH) –

– 89bio to join the Roche Group as part of Roche’s Pharmaceuticals Division –

SAN FRANCISCO, Calif., Sept. 17, 2025 (GLOBE NEWSWIRE) – 89bio, Inc. (Nasdaq: ETNB), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of liver and cardiometabolic diseases, today announced that it has entered into a merger agreement to be acquired by Roche at a price of $14.50 per share in cash at closing, representing a premium of approximately 79% to 89bio’s closing stock price on September 17, 2025, the last trading day before the announcement of the transaction, and a premium of 52% to 89bio’s 60-day volume-weighted average price (VWAP). In addition, 89bio stockholders will receive a non-tradeable CVR to receive certain contingent payments of up to an aggregate of $6.00 per share in cash upon achievement of specified milestones, for a total transaction equity value of up to approximately $3.5 billion on a fully diluted basis. The merger agreement has been unanimously approved by 89bio’s Board of Directors, and 89bio’s Board of Directors unanimously recommends that 89bio stockholders tender their shares in the tender offer.

“Our mission at 89bio has always been to develop innovative therapies to help patients with serious liver and cardiometabolic diseases, a commitment demonstrated by the strategic design and successful execution of the development program for pegozafermin over the years,” said Rohan Palekar, Chief Executive Officer of 89bio. “We are thrilled to be joining with Roche to combine the promise of pegozafermin with Roche’s established global development, manufacturing, and commercialization capabilities, to accelerate and maximize potential benefit for patients in need and unlock significant shareholder value. I am tremendously proud of the entire team at 89bio and would like to express my deepest thanks and gratitude to them, our Board, investigators, clinical trial participants, numerous vendors, and MASH and SHTG communities for helping us reach this pivotal moment.”

“We are excited about this agreement and to further develop this promising therapy, which we hope will provide people with moderate to severe MASH a new treatment option,” said Boris L. Zaïtra, Head of Roche Corporate Business Development. “By adding pegozafermin to our cardiovascular, renal, and metabolism portfolio and with our Diagnostics expertise in cardiovascular and metabolic diseases, we are aiming to transform the standard of care and positively impact patients’ lives.”

Transaction Terms

Under the terms of the merger agreement, an affiliate of Roche will commence a tender offer to acquire all of 89bio’s outstanding shares for a price of $14.50 per share in cash at closing, representing an aggregate payment of $2.4 billion. In addition, 89bio’s stockholders will receive a non-tradeable CVR to receive up to an aggregate of $6.00 per share in cash, for a total transaction equity value of up to approximately $3.5 billion on a fully diluted basis.

Each non-tradeable CVR will entitle its holders to receive the following contingent cash payments, conditioned upon the achievement of certain milestones, within specified time periods:

•	$2.00 per share in cash, upon the first commercial sale of pegozafermin in F4 MASH cirrhotic patients (by March 31, 2030)

•	$1.50 per share in cash, upon pegozafermin reaching annual net sales globally of at least US $3.0 billion in any calendar year (by December 31, 2033)

•	$2.50 per share in cash, upon pegozafermin reaching annual net sales globally of at least US $4.0 billion in any calendar year (by December 31, 2035)

The closing of the transaction is subject to customary closing conditions, including the tender of shares representing at least a majority of 89bio’s outstanding shares (other than shares held by 89bio, Roche or any of their respective subsidiaries, and any dissenting shares), the completion of regulatory review and other customary closing conditions. Upon the successful completion of the tender offer, Roche will acquire all remaining 89bio shares that are not tendered into the tender offer through a second-step merger at the same price of $14.50 per share in cash at closing, plus a non-tradeable CVR to receive up to an aggregate of $6.00 per share in cash, payable upon achievement of the specified milestones.

The closing of the transaction is currently expected to take place in the fourth quarter of 2025, subject to satisfaction of the closing conditions described above. Until that time, 89bio will continue to operate as a separate and independent company.

Moelis & Company LLC and Centerview Partners LLC are serving as financial advisors to 89bio and Gibson, Dunn & Crutcher LLP is serving as legal counsel to 89bio. Citi is acting as financial advisor to Roche and Sidley Austin LLP is acting as legal counsel to Roche.

About 89bio

89bio is a clinical-stage biopharmaceutical company dedicated to the development of best-in-class therapies for patients with liver and cardiometabolic diseases who lack optimal treatment options. The Company is in Phase 3 trials for its lead candidate, pegozafermin, for the treatment of metabolic dysfunction-associated steatohepatitis (MASH) with advanced fibrosis, including patients with compensated cirrhosis, and severe hypertriglyceridemia (SHTG). Pegozafermin is a specifically engineered, potentially best-in-class fibroblast growth factor 21 (FGF21) analog with unique glycoPEGylated technology that optimizes biological activity through an extended half-life. The Company is headquartered in San Francisco. For more information, visit www.89bio.com or follow the Company on LinkedIn.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of 89bio, Inc. (“89bio”), nor is it a substitute for the tender offer materials that Roche Holdings, Inc. (“Roche”) and its wholly owned acquisition subsidiary, Bluefin Merger Subsidiary, Inc. (“Merger

Sub”), will file with the Securities and Exchange Commission (the “SEC”). The solicitation and the offer to buy shares of 89bio’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Roche and Merger Sub intend to file with the SEC. In addition, 89bio will file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of 89bio on Schedule 14D-9 and related materials with respect to the tender offer and merger, free of charge at the website of the SEC at www.sec.gov or from the information agent named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by 89bio under the “Investors & Media” section of 89bio’s website at www.89bio.com.

STOCKHOLDERS AND INVESTORS ARE STRONGLY ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF 89BIO ON SCHEDULE 14D-9 AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements regarding the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of September 17, 2025 by and among 89bio, Roche and Merger Sub (the “Merger Agreement”), including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the subsequent merger set forth in the Merger Agreement, and the possibility of any termination of the Merger Agreement. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “anticipate,” “goal,” “opportunity,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. While 89bio believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in 89bio’s filings with the Securities and Exchange Commission (SEC)), many of which are beyond 89bio’s control and subject to change. Actual results could be materially different. Risks and uncertainties include: risks associated with the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction will not occur; uncertainties as to how many of 89bio’s stockholders will tender their shares in the offer; the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the possibility that competing offers will be made; the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction; the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; risks related to non-achievement of the CVR milestones and that holders of the CVRs will not receive payments in respect of the CVRs; and other risks and uncertainties identified in 89bio’s Annual Report on Form 10-K for the year ended December 31, 2024 and other subsequent disclosure documents filed with the SEC. 89bio claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. 89bio expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Investor & Media Contacts:

Ryan Martins

89bio, Inc.

ryan.martins@89bio.com

Annie Chang

89bio, Inc.

investor@89bio.com

Eva Bilange

89bio, Inc.

eva.bilange@89bio.com

Sheryl Seapy

Real Chemistry

sseapy@realchemistry.com